SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.____)*

                                      eToys
                               ------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    297862104
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of 13 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 297862104                                                 13G                                Page 2 of 13 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL VIII        94-3294956
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                0
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        6,463,722
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        6,463,722
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,463,722
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.4%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                         Page 2 of 13 Pages

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 297862104                                                 13G                                Page 3 of 13 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII     94-3294958
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                0
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        82,017
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        82,017
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              82,017
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              LESS THAN 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                         Page 3 of 13 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 297862104                                                 13G                                Page 4 of 13 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII Q    94-3294957
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                0
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        427,920
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        427,920
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              427,920
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              LESS THAN 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                         Page 4 of 13 Pages

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 297862104                                                 13G                                Page 5 of 13 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SC VIII MANAGEMENT LLC            94-3294955
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                0
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        6,973,659
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                         Page 5 of 13 Pages

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 297862104                                                 13G                                Page 6 of 13 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MICHAEL MORITZ
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                0
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        6,973,659
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                         Page 6 of 13 Pages

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 297862104                                                 13G                                Page 7 of 13 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DOUGLAS LEONE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                0
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        6,973,659
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                         Page 7 of 13 Pages

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 297862104                                                 13G                                Page 8 of 13 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MARK STEVENS
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                0
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        6,973,659
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                         Page 8 of 13 Pages

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 297862104                                                 13G                                Page 9 of 13 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              THOMAS F STEPHENSON
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                0
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        6,973,659
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                         Page 9 of 13 Pages

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 297862104                                                 13G                                Page 10 of 13 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MICHAEL GOGUEN
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                0
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        6,973,659
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,973,659
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                         Page 10 of 13 Pages

Item 1.

       (a)        Name of Issuer:       eToys

       (b)        Address of Issuer's Principal Executive Offices:

                                   3100 Ocean Park Boulevard, Ste 300
                                   Santa Monica, CA 90405

Item 2.

       (a)        Name of Persons Filing:

                                   Sequoia Capital VIII ("SC VIII")
                                   SC VIII Management, LLC
                                   Sequoia International Technology
                                     Partners VIII ("SITP VIII")
                                   Sequoia International Technology
                                     Partners VIII Q ("SITP VIII Q")
                                   Michael Moritz ("MM")
                                   Douglas Leone ("DL")
                                   Mark Stevens ("MS")
                                   Thomas F. Stephenson ("TFS")
                                   Michael Goguen ("MG")

       SC VIII Management, LLC is the General Partner of SC VIII, SITP VIII, and SITP VIII Q. MM, DL, MS, TFS and MG are Managing Members of SC VIII Management.

       (b)        Address of Principal Business Office or, if None, Residence:

                                   3000 Sand Hill Road, 4-280
                                   Menlo Park, CA 94025


       (c)       Citizenship:

                                   MM, DL, MS, TFS, MG: USA
                                   SC VIII Management, SC VIII, SITP VIII,
                                   SITP VIII Q: Delaware


       (d)       Title of Class of Securities:

                                   Common Stock


       (e)       CUSIP Number:

                                   297862104


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

       Not Applicable

Item 4.  Ownership

       See rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

       Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

       Not Applicable

                               Page 11 of 13 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

       Not Applicable

Item 8.  Identification and Classification of Members of the Group

       Not Applicable

Item 9.  Notice of Dissolution of Group

       Not Applicable

Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


[EXHIBITS]



                               Page 12 of 13 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2000

Sequoia Capital VIII
Sequoia International Technology Partners VIII
Sequoia International Technology Partners VIII Q

By SC VIII Management LLC
A Delaware Limited Liability Company
General Partner of Each

By: Managing Members



--------------------------------
Michael Moritz


--------------------------------
Douglas Leone


--------------------------------
Mark Stevens


--------------------------------
Thomas F. Stephenson


--------------------------------
Michael Goguen

                               Page 13 of 13 Pages